UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                                FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number:  001-12752
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                      Cristalerias de Chile S.A.
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       (Exact name of registrant as specified in its charter)

                              Hendaya 60
                    Las Condes, Santiago, Chile
                   Telephone: (011-562-787-8855)
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

    Common Stock of Registrant represented by American Depositary Shares each representing three shares of Common Stock
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           (Title of each class of securities covered by this Form)

                                    None
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    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   /_/            Rule 12h-3(b)(1)(i)    /_/
          Rule 12g-4(a)(1)(ii)  /_/            Rule 12h-3(b)(1)(ii)   /_/
          Rule 12g-4(a)(2)(i)   /X/            Rule 12h-3(b)(2)(i)    /X/
          Rule 12g-4(a)(2)(ii)  /_/            Rule 12h-3(b)(2)(ii)   /_/
                                               Rule 15d-6             /_/

     Approximate number of holders of record as of the certification or notice
date:    150
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     Pursuant to the requirements of the Securities Exchange Act of 1934
Cristalerias de Chile S.A. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  July 15, 2005                   By:  /s/ Rodrigo Palacios Fitz-Henry
                                          -----------------------------------
                                          Name:  Rodrigo Palacios Fitz-Henry
                                          Title: Chief Financial Officer